COMPANY CONTACT: Jeff Magids Senior Manager, Finance & Investor Relations (281) 874-2700, (888) 991-SBOW	FOR IMMEDIATE RELEASE
SilverBow Resources Announces Second Quarter 2019 Results
Production Above High End of Guidance, Driven by Liquids Growth
Increasing Full-Year Oil Production Guidance by 23%
Operational Efficiencies Continue to Drive Down Per Unit Costs
Lowering Midpoint of Full-Year LOE Guidance by 21%
Houston, TX - August 7, 2019 - SilverBow Resources, Inc. (NYSE: SBOW) (“SilverBow” or the “Company”) today announced operating and financial results for the second quarter of 2019. Highlights include:

•	Net production averaged approximately 235 million cubic feet of natural gas equivalent per day (“MMcfe/d”), coming in above the high end of guidance

•
Net liquids production averaged approximately 9,100 barrels per day ("Bbls/d"), 49% of which was oil, exceeding the high end of guidance. Net liquids production increased 43% and 136% over the first quarter of 2019 and the second quarter of 2018, respectively

•
Drilled six net wells and completed 12 net wells as the Company continues to create greater operational efficiencies and execute on its liquids-focused development program, primarily in the La Salle Condensate area

•	Added approximately 1,000 net acres directly offsetting the Company's prolific Fasken property, which provides for 12 high-return, long-lateral locations

•
Recently completed the Hayes two-well pad in McMullen Oil area with 30-day pad rate of 2,560 gross barrels of oil equivalent per day ("Boe/d") (85% liquids) and Briggs three-well pad in La Salle Condensate area with 30-day pad rate of 2,930 gross Boe/d (75% liquids)

•	Reiterating full-year 2019 capital expenditure guidance of $250-$260 million and tightening full-year 2019 production guidance to 230-234 MMcfe/d, with the midpoint unchanged from prior guidance

•	Oil and gas revenue of $74.7 million, net income of $64.7 million, and Adjusted EBITDA (as defined herein) (a non-GAAP measure) of $58.4 million

•	Lease operating expenses ("LOE") of $0.23/Mcfe for the quarter, comparing favorably to guidance. Full-year 2019 guidance range reduced from $0.30-$0.33/Mcfe to $0.24-$0.26/Mcfe

•
Cash general and administrative expenses of $5.0 million (a non-GAAP measure calculated as $6.6 million in net general and administrative costs less $1.6 million of share-based compensation), or $0.23/Mcfe, in line with guidance

•
Average realized prices for crude oil and natural gas were 103% and 101% of West Texas Intermediate ("WTI") and Henry Hub, respectively, excluding hedging, as a result of favorable basis pricing in the Eagle Ford

•	Adjusted EBITDA margin of 78% for the quarter driven by significant increase in liquids production while maintaining low operating expenses

•	Balance sheet remains strong with $140 million of liquidity as of June 30, 2019
Adjusted EBITDA is a non-GAAP measure and is reconciled at the end of this press release. "GAAP" refers to the accounting principles generally accepted in the United States
MANAGEMENT COMMENTS
Sean Woolverton, SilverBow’s Chief Executive Officer, commented, "Our second quarter highlights the quality of SilverBow's oil and liquids-rich assets. Through the first half of the year, we have successfully delivered some of our strongest wells to date in the La Salle Condensate and McMullen Oil areas. Total oil and natural gas liquids ("NGL") production averaged approximately 9,100 Bbls/d, a 43% and a 136% increase compared to last quarter and one year ago, respectively. Further, liquids volumes comprised 23% of our overall production, compared to just 14% of our overall production one year ago. The greater emphasis on liquids production, coupled with strong operational performance, led to an 87% increase in Adjusted EBITDA compared to one year ago.”
Mr. Woolverton commented further, "SilverBow is a returns-driven operator, and continues to build a single basin asset model with the ability to allocate capital towards either oil or gas development depending on prevailing product prices. Our asset base is under-pinned by a low-cost structure and proximity to premium Gulf Coast markets. SilverBow’s execution and capital allocation over the past year exemplifies the Company’s ability to deliver on its strategy amidst a volatile commodity price environment.”
OPERATIONS HIGHLIGHTS
During the second quarter, the Company drilled six gross (six net) wells while completing 12 gross (12 net) wells and bringing 16 gross (15 net) wells online. Activity primarily focused on the La Salle Condensate area where seven net wells were completed during the quarter. The Company remains focused on capital efficiencies while optimizing well designs. For the second quarter, the Company realized an 28% improvement in drilling times over the full-year 2018 average, resulting in an average cost per lateral foot of $267, a 27% decrease over the same time frame. On the completions side, the Company averaged eight stages per day, an 80% increase over the full-year 2018 average, and lowered completion costs per well by 43% over the same time frame.
The Company continues to see strong results in its McMullen Oil and La Salle Condensate assets. The Hayes two-well pad in the McMullen Oil area was brought online early in the second quarter, and produced a 30-day per well average of 1,280 Boe/d (85% liquids). Both Hayes wells exceeded 11,000 feet in lateral length, while utilizing 2,400 pounds of proppant and 50 barrels of fluid per lateral foot. To date, both wells are performing in-line with the McMullen Oil area type curve on a per lateral foot basis. The Company plans to complete three additional McMullen Oil wells in the second half of the year. In the La Salle Condensate area, the Company completed its Briggs three-well pad, which was brought online in late May and produced a 30-day per well average of 977 Boe/d (75% liquids). The Company completed the three wells in an average of nine days, with costs coming in 10% below expectations.
PRODUCTION VOLUMES, OPERATING COSTS AND REALIZED PRICES
The Company's total net production for the second quarter averaged approximately 235 MMcfe/d, which was above the high end of guidance. Production mix for the second quarter consisted of approximately 77% natural gas, 12% NGLs, and 11% oil. Liquids comprised 42% of total revenue for the second quarter, compared to 29% in the second quarter of 2018.
Lease operating expenses of $0.23/Mcfe for the second quarter were lower than the $0.26/Mcfe reported in the second quarter of 2018, a decrease of 11%. Lease operating expenses for the second quarter came in below the low end of the Company’s guidance range, primarily driven by the continued focus on cost reduction initiatives and surface efficiency improvements. The Company's commitment to being a low-cost operator is evident even as its operations have become more liquids-focused.
After deducting $1.6 million of non-cash compensation expense, cash general and administrative costs of $5.0 million for the second quarter compared favorably to guidance.
Transportation and processing expenses came in at $0.31/Mcfe while production and ad valorem taxes were 5.3% of oil and gas revenue for the second quarter. Both metrics also came in at or below the low end of the Company's guidance range.
The Company continues to benefit from strong basis pricing in the Eagle Ford. Average realized prices for crude oil and natural gas were 103% and 101% of WTI and Henry Hub, respectively, excluding hedging. The Company’s average realized natural gas price, excluding the effect of hedging, was $2.66/Mcf compared to $2.93/Mcf in the second quarter of 2018. The average realized crude oil selling price, excluding the effect of hedging, was $61.60/Bbl compared to $68.53/Bbl in the second quarter of 2018. The average realized NGL selling price in the quarter was $14.53/Bbl, compared to $25.36/Bbl in the second quarter of 2018.

FINANCIAL RESULTS
The Company reported total oil and gas revenue of $74.7 million for the second quarter, up 45% over the second quarter of 2018. On a GAAP basis, the Company reported net income of $64.7 million for the second quarter of 2019, which includes an unrealized gain on the value of the Company's hedge portfolio of $24.9 million and a $20.7 million net deferred tax benefit resulting from the release of a valuation allowance against our net deferred tax assets.
The Company reported Adjusted EBITDA of $58.4 million for the second quarter, up 87% over the second quarter of 2018. On a per unit basis, the Company's reported Adjusted EBITDA of $2.73/Mcfe for the second quarter came in 27% higher than the second quarter of 2018.
Capital expenditures incurred during the second quarter totaled approximately $70 million.
Adjusted EBITDA is a non-GAAP financial measure. Please see the tables included with today's news release for a reconciliation of net income to Adjusted EBITDA.
2019 GUIDANCE
The Company reaffirmed its full-year capital budget range of $250-$260 million, and tightened its full-year equivalent production guidance to 230-234 MMcfe/d, with the midpoint unchanged from prior guidance. The liquids component for full-year 2019 has increased by approximately 800 Bbls/d while the gas component has decreased by 5,000 Mcf/d. For the third quarter, the Company is guiding for average estimated production of 236-240 MMcfe/d, with average estimated liquids production over 10,500 Bbls/d at the midpoint. Total liquids volumes for full-year 2019 are expected to comprise 24% of production, an increase from prior full-year guidance of 22%. On the cost side, the range for full-year 2019 operating expenses has been reduced even as the liquids component grows as a percentage of the Company's total production.

The Company continued to run one super-spec drilling rig for the second quarter, focused on liquids-rich areas, and anticipates remaining at one rig for the balance of the year. The Company expects to drill 26-27 net wells and to complete 30-31 net wells for full-year 2019, and retains considerable flexibility to modify its drilling program based on well results, commodity prices and other strategic opportunities. Additional detail concerning the Company's third quarter and full-year financial and operational guidance can be found in the table included with today’s news release and the Corporate Presentation uploaded to the Investor Relations section of the Company’s website.

HEDGING UPDATE
Hedging continues to be an important element of SilverBow’s strategy. The Company maintains an active hedging program to provide predictable cash flows while still allowing for flexibility in capturing price increases. As of June 30, 2019, the Company had approximately 68% of total estimated production volumes hedged for the remainder of 2019, using the midpoint of production guidance. The Company continues to layer on additional hedges when prices are favorable, including both oil and gas basis. Please see the Company's Form 10-Q filing for the second quarter of 2019, which the Company expects to file on Thursday, August 8, 2019, for a detailed summary of its derivative contracts.
CAPITAL STRUCTURE AND LIQUIDITY
The Company's liquidity as of June 30, 2019, was $140 million, primarily consisting of approximately $3 million of cash and $137 million of availability under the Company’s credit facility. As of August 1, 2019, the Company had 11.8 million total common shares outstanding.
CONFERENCE CALL & UPDATED INVESTOR PRESENTATION
The Company will host a conference call for investors on Thursday, August 8, 2019, at 9:00 a.m. Central Time (10:00 a.m. Eastern Time). Interested investors can listen to the call by dialing 1-877-420-2751 (U.S.) or 1-442-275-1680 (International) and requesting SilverBow’s Second Quarter 2019 Earnings Conference Call or by visiting the Company's website.
A simultaneous webcast of the call may be accessed over the internet by visiting the Company's website at www.sbow.com, clicking on “Investor Relations” and “Events and Presentations” and then clicking on the “Second Quarter 2019 Earnings Conference Call” link. The webcast will be archived for replay on the SilverBow website for 14 days. Additionally, an updated Corporate Presentation will be uploaded to the Investor Relations section of the Company's website before the conference call.
ABOUT SILVERBOW RESOURCES, INC.
SilverBow Resources, Inc. (NYSE: SBOW) is a Houston-based energy company actively engaged in the exploration, development, and production of oil and gas in the Eagle Ford Shale in South Texas. With over 30 years of history operating in South Texas, the Company possesses a significant understanding of regional reservoirs which it leverages to assemble high quality drilling inventory while continuously enhancing its operations to maximize returns on capital invested. For more information, please visit www.sbow.com.

FORWARD-LOOKING STATEMENTS
This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements represent management's expectations or beliefs concerning future events, and it is possible that the results described in this release will not be achieved. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from the results discussed in the forward-looking statements, including among other things: oil and natural gas price levels and volatility; our ability to satisfy our short- or long-term liquidity needs; our ability to execute our business strategy, including the success of our drilling and development efforts; timing, cost and amount of future production of oil and natural gas; and other factors discussed in the Company’s reports filed with the Securities and Exchange Commission ("SEC"), including its Annual Report on Form 10-K for the year ended December 31, 2018. All statements, other than statements of historical fact included in this press release, regarding our strategy, future operations, financial position, future cash flows, estimated production levels, expected oil and natural gas pricing, estimated oil and natural gas reserves or the present value thereof, reserve increases, capital expenditures, budget, projected costs, prospects, plans and objectives of management are forward-looking statements.
All forward-looking statements speak only as of the date of this news release. You should not place undue reliance on these forward-looking statements. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements we make in this release are reasonable, we can give no assurance that these plans, intentions or expectations will be achieved. The risk factors and other factors noted herein and in the Company's SEC filings could cause its actual results to differ materially from those contained in any forward-looking statement. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.
All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the foregoing. We undertake no obligation to publicly release the results of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict all such factors.
(Financial Highlights to Follow)

Condensed Consolidated Balance Sheets (Unaudited)
SilverBow Resources, Inc. and Subsidiaries (in thousands, except share amounts)

	June 30, 2019	December 31, 2018
ASSETS
Current Assets:
Cash and cash equivalents	$3,333	$2,465
Accounts receivable, net	34,760	46,472
Fair value of commodity derivatives	21,738	15,261
Other current assets	3,241	2,126
Total Current Assets	63,072	66,324
Property and Equipment:
Property and equipment, full cost method, including $49,866 and $56,715, respectively, of unproved property costs not being amortized at the end of each period	1,144,217	986,100
Less – Accumulated depreciation, depletion, amortization & impairment	(330,638)	(284,804)
Property and Equipment, Net	813,579	701,296
Right of Use Assets	12,568	—
Fair Value of Long-Term Commodity Derivatives	5,910	4,333
Deferred Tax Asset	21,164	—
Other Long-Term Assets	4,895	5,567
Total Assets	$921,188	$777,520
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$33,320	$48,921
Fair value of commodity derivatives	2,035	2,824
Accrued capital costs	28,166	38,073
Accrued interest	1,333	1,513
Current lease liability	7,006	—
Undistributed oil and gas revenues	11,755	14,681
Total Current Liabilities	83,615	106,012

Long-Term Debt, Net	466,433	387,988
Non-Current Lease Liability	5,605	—
Deferred Tax Liabilities	1,446	1,014
Asset Retirement Obligations	4,218	3,956
Fair Value of Long-Term Commodity Derivatives	987	3,723
Stockholders' Equity:
Preferred stock, $0.01 par value, 10,000,000 shares authorized, none issued	—	—
Common stock, $0.01 par value, 40,000,000 shares authorized, 11,838,397 and 11,757,972 shares issued, respectively, and 11,757,573 and 11,692,101 shares outstanding, respectively	118	118
Additional paid-in capital	289,899	286,281
Treasury stock, held at cost, 80,824 and 65,871 shares, respectively	(2,188)	(1,870)
Retained earnings (accumulated deficit)	71,055	(9,702)
Total Stockholders’ Equity	358,884	274,827
Total Liabilities and Stockholders’ Equity	$921,188	$777,520

Condensed Consolidated Statements of Operations (Unaudited)
SilverBow Resources, Inc. and Subsidiaries (in thousands, except per-share amounts)

	Three Months Ended June 30, 2019	Three Months Ended June 30, 2018
Revenues:
Oil and gas sales	$74,703	$51,347

Operating Expenses:
General and administrative, net	6,624	5,794
Depreciation, depletion, and amortization	24,029	13,096
Accretion of asset retirement obligations	86	84
Lease operating costs	5,035	3,760
Workovers	(127)	—
Transportation and gas processing	6,728	5,421
Severance and other taxes	3,950	2,662
Total Operating Expenses	46,325	30,817

Operating Income (Loss)	28,378	20,530

Non-Operating Income (Expense)
Gain (loss) on commodity derivatives, net	24,925	(10,752)
Interest expense, net	(9,306)	(6,585)
Other income (expense), net	(28)	(546)

Income (Loss) Before Income Taxes	43,969	2,647

Provision (Benefit) for Income Taxes	(20,735)	328

Net Income (Loss)	$64,704	$2,319

Per Share Amounts

Basic: Net Income (Loss)	$5.51	$0.20

Diluted: Net Income (Loss)	$5.49	$0.20

Weighted-Average Shares Outstanding - Basic	11,746	11,655

Weighted-Average Shares Outstanding - Diluted	11,780	11,757

	Six Months Ended June 30, 2019	Six Months Ended June 30, 2018
Revenues:
Oil and gas sales	$146,768	$104,099

Operating Expenses:
General and administrative, net	12,900	11,370
Depreciation, depletion, and amortization	45,834	26,228
Accretion of asset retirement obligations	168	243
Lease operating costs	9,567	8,721
Workovers	519	—
Transportation and gas processing	13,135	10,446
Severance and other taxes	7,266	5,692
Total Operating Expenses	89,389	62,700

Operating Income (Loss)	57,379	41,399

Non-Operating Income (Expense)
Gain (loss) on commodity derivatives, net	20,903	(17,107)
Interest expense, net	(18,065)	(12,474)
Other income (expense), net	37	(703)

Income (Loss) Before Income Taxes	60,254	11,115

Provision (Benefit) for Income Taxes	(20,503)	328

Net Income (Loss)	$80,757	$10,787

Per Share Amounts

Basic: Net Income (Loss)	$6.89	$0.93

Diluted: Net Income (Loss)	$6.85	$0.92

Weighted-Average Shares Outstanding - Basic	11,727	11,629

Weighted-Average Shares Outstanding - Diluted	11,786	11,742

Condensed Consolidated Statements of Cash Flows (Unaudited)
SilverBow Resources, Inc. and Subsidiaries (in thousands)

	Six Months Ended June 30, 2019	Six Months Ended June 30, 2018
Cash Flows from Operating Activities:
Net income (loss)	$80,757	$10,787
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Depreciation, depletion, and amortization	45,834	26,228
Accretion of asset retirement obligations	168	243
Deferred income taxes	(20,732)	328
Share-based compensation expense	3,339	2,675
(Gain) Loss on derivatives, net	(20,903)	17,107
Cash settlement (paid) received on derivatives	4,381	(1,935)
Settlements of asset retirement obligations	(47)	(144)
Other	1,160	3,374
Change in operating assets and liabilities
(Increase) decrease in accounts receivable and other current assets	13,411	2,332
Increase (decrease) in accounts payable and accrued liabilities	(6,928)	(8,439)
Increase (decrease) in income taxes payable	—	—
Increase (decrease) in accrued interest	(180)	491
Net Cash Provided by (Used in) Operating Activities	100,260	53,047
Cash Flows from Investing Activities:
Additions to property and equipment	(174,138)	(84,097)
Proceeds from the sale of property and equipment	(96)	26,924
Payments on property sale obligations	(2,840)	(6,042)
Net Cash Provided by (Used in) Investing Activities	(177,074)	(63,215)
Cash Flows from Financing Activities:
Proceeds from bank borrowings	227,000	122,300
Payments of bank borrowings	(149,000)	(113,300)
Net proceeds from issuances of common stock	—	708
Purchase of treasury shares	(318)	(418)
Payments of debt issuance costs	—	(317)
Net Cash Provided by (Used in) Financing Activities	77,682	8,973

Net Increase (Decrease) in Cash, Cash Equivalents and Restricted Cash	868	(1,195)
Cash, Cash Equivalents and Restricted Cash, at Beginning of Period	2,465	8,026
Cash, Cash Equivalents and Restricted Cash at End of Period	$3,333	$6,831

Supplemental Disclosures of Cash Flow Information:
Cash paid during period for interest, net of amounts capitalized	$17,128	$10,926
Changes in capital accounts payable and capital accruals	$(16,521)	$35,299
Changes in other long-term liabilities for capital expenditures	$—	$(2,500)

SilverBow Resources, Inc.
Non-GAAP Financial Measures
Reconciliation of Net Income (GAAP) to Adjusted EBITDA (Non-GAAP)
(In thousands)
(Unaudited)

We present adjusted EBITDA attributable to common stockholders (“Adjusted EBITDA”) in addition to our reported net income (loss) in accordance with U.S. GAAP. Adjusted EBITDA is a non-GAAP financial measure that is used as a supplemental financial measure by our management and by external users of our financial statements, such as investors, commercial banks and others, to assess our operating performance as compared to that of other companies in our industry, without regard to financing methods, capital structure or historical costs basis. It is also used to assess our ability to incur and service debt and fund capital expenditures.

Our Adjusted EBITDA should not be considered an alternative to net income (loss), operating income (loss), cash flows provided by (used in) operating activities or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. Our Adjusted EBITDA may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted EBITDA in the same manner.

	Three Months Ended June 30, 2019	Three Months Ended June 30, 2018
Net Income (Loss)	$64,704	$2,319
Plus:
Depreciation, depletion and amortization	24,029	13,096
Accretion of asset retirement obligations	86	84
Interest expense	9,306	6,585
Derivative (gain)/loss	(24,925)	10,752
Derivative cash settlements collected/(paid) (1)	4,319	(3,212)
Income tax expense/(benefit)	(20,735)	328
Share-based compensation expense	1,648	1,316
Adjusted EBITDA	$58,432	$31,268
(1) This includes accruals for settled contracts covering commodity deliveries during the period where the actual cash settlements occur outside of the period.

	Six Months Ended June 30, 2019	Six Months Ended June 30, 2018
Net Income (Loss)	$80,757	$10,787
Plus:
Depreciation, depletion and amortization	45,834	26,228
Accretion of asset retirement obligations	168	243
Interest expense	18,065	12,474
Derivative (gain)/loss	(20,903)	17,107
Derivative cash settlements collected/(paid) (1)	5,366	(2,476)
Income tax expense/(benefit)	(20,503)	328
Share-based compensation expense	3,339	2,675
Adjusted EBITDA	$112,123	$67,366
(1) This includes accruals for settled contracts covering commodity deliveries during the period where the actual cash settlements occur outside of the period.

Production Volumes & Pricing (Unaudited)
SilverBow Resources, Inc. and Subsidiaries

	Three Months Ended June 30, 2019	Three Months Ended June 30, 2018
Production volumes:
Oil (MBbl) (1)	405	141
Natural gas (MMcf)	16,409	12,433
Natural gas liquids (MBbl) (1)	424	211
Total (MMcfe)	21,385	14,540

Oil, natural gas and natural gas liquids sales:
Oil	$24,940	$9,638
Natural gas	43,597	36,369
Natural gas liquids	6,166	5,339
Total	$74,703	$51,347

Average realized price:
Oil (per Bbl)	$61.60	$68.53
Natural gas (per Mcf)	2.66	2.93
Natural gas liquids (per Bbl)	14.53	25.36
Average per Mcfe	$3.49	$3.53

(1) Oil and NGLs are converted at the rate of one barrel to six Mcfe

	Six Months Ended June 30, 2019	Six Months Ended June 30, 2018
Production volumes:
Oil (MBbl) (1)	661	318
Natural gas (MMcf)	32,316	24,349
Natural gas liquids (MBbl) (1)	743	459
Total (MMcfe)	40,744	29,009

Oil, natural gas and natural gas liquids sales:
Oil	$39,547	$21,078
Natural gas	94,902	72,122
Natural gas liquids	12,319	10,900
Total	$146,768	$104,099

Average realized price:
Oil (per Bbl)	$59.79	$66.33
Natural gas (per Mcf)	2.94	2.96
Natural gas liquids (per Bbl)	16.58	23.75
Average per Mcfe	$3.60	$3.59

(1) Oil and NGLs are converted at the rate of one barrel to six Mcfe

Third Quarter 2019 & Full Year 2019 Guidance

Guidance
	3Q 2019	FY 2019
Production Volumes:
Oil (Bbls/d)	5,300 - 5,400	4,450 - 4,550
Natural Gas (MMcf/d)	172 - 175	175 - 178
NGLs (Bbls/d)	5,400 - 5,500	4,650 - 4,750
Total Reported Production (MMcfe/d)	236 - 240	230 - 234

Product Pricing:
Crude Oil NYMEX Differential ($/Bbl)	$0.00 - $1.00	N/A
Natural Gas NYMEX Differential ($/Mcf)	$0.02 - $0.08	N/A
Natural Gas Liquids (% of WTI)	23% - 27%	N/A

Operating Costs & Expenses:
Lease Operating Expenses ($/Mcfe)	$0.23 - $0.27	$0.24 - $0.26
Transportation & Processing ($/Mcfe)	$0.32 - $0.34	$0.32 - $0.33
Production Taxes (% of Revenue)	5.0% - 6.0%	5.0% - 5.5%
Cash G&A, net ($MM)	$4.8 - $5.2	$19.0 - $20.0
DD&A Expense ($/Mcfe)	$1.12 - $1.18	$1.12 - $1.15
Cash Interest Expense ($MM)	$8.5 - $9.2	N/A